NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REPORTS FOURTH QUARTER DILUTED

EARNINGS PER SHARE OF $0.40

MARYVILLE, TN – July 6, 2005 – Ruby Tuesday, Inc. today reported net income of $26.0 million, or $0.40 per diluted share, for the company’s fourth quarter ended May 31, 2005. This compares to net income of $30.8 million, or $0.46 per diluted share, for the fourth quarter of the prior year. For the year, the Company reported diluted earnings per share of $1.56 compared to $1.64 for fiscal 2004.

For the quarter, same-store sales at Company-owned Ruby Tuesday restaurants decreased 8.9%. The Company estimates fourth quarter same-store sales were negatively impacted by 4.5-5.0% as a result of overlapping coupon redemptions from the prior year as the Company transitions to a media based advertising strategy. Same-store sales at domestic franchise Ruby Tuesday restaurants decreased 11.1% during the quarter. For the year, same-store sales decreased 7.1% at Company-owned Ruby Tuesday restaurants and 5.0% at domestic franchise Ruby Tuesday restaurants.

For the Company’s fiscal 2006 June period, same-store sales at Company-owned Ruby Tuesday restaurants decreased 4.7%, while same-store sales at domestic franchise Ruby Tuesday restaurants decreased 7.5%.

Other highlights for the quarter include:

  Total operating revenue increased 7.2% over the same period of the prior year.
  There were 20 new Ruby Tuesday restaurants opened during the quarter and two were closed at or near lease expiration.
  The Company acquired 9 Ruby Tuesday restaurants from a former domestic franchisee.
  Franchisees opened 10 new Ruby Tuesday restaurants during the quarter and none were closed.
  The Company released a new menu in mid-May highlighting 30 World Famous Burgers, over 20 Awesome Appetizers and an enhanced salad bar. In addition, the focus on burgers has been supported with media advertising.
  Total management turnover remained low for the quarter at 27%.
  The Company repurchased 752,500 shares of its common stock.

Sandy Beall, Chairman and CEO commented, “Despite fourth quarter same-store sales being lower than we had hoped, we started seeing some momentum in June where same-store sales at Company-owned Ruby Tuesday restaurants were down 4.7%, and we are more optimistic about the first quarter than we were six to nine months ago. Our latest menu, which was released in mid-May, has continued the trend of being rated higher by our customers. Operations have continued to remain solid, and we believe the roll-out of our kitchen display system during the summer months will only further enhance our operational execution. In addition, our media advertising efforts, which now includes national cable covering all domestic markets as well as local spot network for most Company markets, continues providing a positive impact. We believe we are now seeing some of the benefits of our focus on our menu, operations and advertising. Furthermore, based on the results thus far from our advertising, we have greatly increased our media budget heading into fiscal 2006. While we still have one more quarter of our heavy, prior couponing efforts to overlap, we are pleased with the results we are seeing. Overall, we continue strengthening our brand and our company by investing in operations, menu differentiation and marketing – all of which are critical for long-term growth and success.”

Declaration of Dividend

The Company’s Board of Directors declared a semi-annual cash dividend of $0.0225 per share, payable on August 8, 2005 to shareholders of record as of the close of business on July 25, 2005.

Fiscal 2006 Guidance

For the first quarter of fiscal 2006, the Company anticipates diluted earnings per share of approximately $0.33 based on negative same-store sales of approximately 4.0% at Company-owned Ruby Tuesday restaurants. The Company’s estimate for first quarter diluted earnings per share is lower than previously anticipated as a result of the Company’s media plans now including national cable affecting the entire system. This is partially offset by the Company now anticipating negative same-store sales of approximately 4.0% versus the previous expectation of negative 4.0-6.5%. Same-store sales at Company-owned restaurants were down 4.7% for the first five weeks of the first quarter. Same-store sales at domestic franchise Ruby Tuesday restaurants were down 7.5% during the same five-week period. The Company reminds investors that it will be overlapping its heaviest quarter of couponing efforts during the first quarter of fiscal 2006.

For the balance of the year, the Company’s goal for same-store sales growth at Company-owned Ruby Tuesday restaurants is positive 3.0-5.0%. In addition, the Company anticipates a return to positive diluted earnings per share growth. Currently, the Company is projecting approximately 5-10% diluted earnings per share growth for the second quarter as the Company will be overlapping a one-time gain on the sale of its 50% interest in a franchise partnership and the reversal of bonus accruals recorded during the second quarter of fiscal 2005. For the third and fourth quarters of fiscal 2006, the Company is projecting 12.5-15.0% diluted earnings per share growth per quarter. The Company notes that fourth quarter diluted earnings per share could be slightly higher than the 12.5-15.0% range as fiscal 2006 will be a 53-week year for the Company, so its fourth quarter will include 14 weeks as compared to 13 weeks in the fourth quarter of fiscal 2005. The diluted earnings per share growth ranges for the second through fourth quarters are based on the Company achieving its goal of positive 3.0-5.0% same-store sales growth at Company-owned Ruby Tuesday restaurants and include significantly increased advertising efforts for fiscal 2006. The Company’s plans for fiscal 2006 include approximately 60 Company-owned openings and 30-40 franchise openings.

Year-to-Date Highlights:

o	Sales at franchise partnership and traditional franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise income on the Company’s income statement) totaled $422,505,000 and $453,982,000 for fiscal 2005 and fiscal 2004, respectively.

o	Fifty-seven new Company-owned Ruby Tuesday restaurants were opened and six were closed at or near lease expiration. In addition, forty-four Ruby Tuesday restaurants were acquired from franchisees during the year.

o	Twenty-seven franchise restaurants were opened and nine were closed, five of which were domestically franchised and were closed due to lease expirations and three of which were internationally franchised.

o	The Company repurchased 2.5 million shares of its common stock during fiscal 2005. 6.3 million shares remain authorized for repurchase.

Ruby Tuesday, Inc. has Company-owned, and/or franchise Ruby Tuesday brand restaurants in 42 states, the District of Columbia, Puerto Rico, and 13 foreign countries. As of May 31, 2005, the Company owned and operated 579 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii) operated 188 and 38 locations, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RI).

For more information, contact:   Phone: 865-379-5700
Price Cooper

The Company will host a conference call which will be a live web-cast tomorrow morning at 8:30 Eastern Time. The call will be available live at the following websites:

http://www.fulldisclosure.com
http://www.rubytuesday.com

Special Note Regarding Forward-Looking Information

This press release contains various “forward-looking statements,” which represent the Company’s expectations or beliefs concerning future events, including one or more of the following: future financial performance and unit growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, payment of dividends, stock repurchase, and restaurant acquisitions. The Company cautions that a number of important factors and uncertainties could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: changes in promotional, couponing and advertising strategies; guests’ acceptance of changes in menu items; changes in our guests’ disposable income; consumer spending trends and habits; mall-traffic trends; increased competition in the casual dining restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; guests’ acceptance of our development prototypes; laws and regulations affecting labor and employee benefit costs; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability of capital; impact of adoption of new accounting standards; effects of actual or threatened terrorist attacks in the United States; and general economic conditions.